Exhibit 10.1

FOURTH LOAN MODIFICATION AGREEMENT

This Fourth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of August 5, 2009, by and between SILICON VALLEY BANK, a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”), and LTX-CREDENCE CORPORATION (formerly known as LTX Corporation), a Massachusetts corporation with its chief executive office located at 1355 California Circle, Milpitas, California 95035 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of December 7, 2006, evidenced by, among other documents, a certain Loan and Security Agreement dated as of December 7, 2006, between Borrower and Bank as amended by a First Loan Modification Agreement dated as of February 25, 200, a Second Loan Modification Agreement dated as of March 27, 2009 and a Third Loan Modification Agreement dated as of April 22, 2009 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations, shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by deleting the following text appearing in Section 2.2(a) thereof (entitled “Interest Rate”):

“(i) Advances. Subject to Section 2.2(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to (A) from the Effective Date through and including that date that is one (1) day prior to the 2009 Effective Date, the Prime Rate less one and one-quarter of one percentage point (1.25%), and (B) from the 2009 Effective Date and thereafter, the Prime Rate, which interest shall be payable monthly in accordance with Section 2.2(f) below.”

and inserting in lieu thereof the following

“(i) Advances. Subject to Section 2.2(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to (A) from the Effective Date through and including that date that is one (1) day prior to the 2009 Effective Date, the Prime Rate less one and one-quarter of one percentage point (1.25%), (B) from the 2009 Effective Date through and including that date that is one (1) day prior to the Fourth Loan Modification Effective Date, the Prime Rate, and (C) from and including the Fourth Loan Modification Effective Date and thereafter, the Prime Rate plus one-half of one percentage point (0.50%), which interest shall be payable monthly in accordance with Section 2.2(f) below.”

2	The Loan Agreement shall be amended by deleting the following appearing as Section 6.7 thereof (entitled “Liquidity”) in its entirety:

“ 6.7 Liquidity. Borrower shall maintain, at all times, Quick Assets in an amount greater than the sum of (a) the outstanding amount of principal and interest under the Term Loan, plus (b) the outstanding Obligations relating to Sections 2.1.1, 2.1.2, 2.1.3, and 2.1.4, plus (c) Twenty Million Dollars ($20,000,000.00), to be tested monthly.”

and inserting in lieu thereof the following:

“ 6.7 Liquidity. Borrower (i) shall maintain, at all times, Quick Assets in an amount greater than the sum of (a) the outstanding Obligations under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4, plus (b) Seven Million Dollars ($7,000,000.00), and (ii) shall have, at the end each of Borrower’s fiscal quarters, Quick Assets in an amount greater than the sum of (a) the outstanding Obligations under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4, plus (b) Twenty Million Dollars ($20,000,000.00) . In the event Borrower’s Quick Assets at any time are equal to or less than $7,000,000, Borrower will provide to Bank cash collateral in an amount equal to (i) 105% of all outstanding Letters of Credit, if any, plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit, plus (ii) 100% of all outstanding Obligations incurred in connection with Cash Management Services, if any, to secure all of the Obligations relating to said Cash Management Services.”

3	The Loan Agreement shall be amended by inserting the following new definition to appear alphabetically in Section 13.1 thereof:

“ “Fourth Loan Modification Effective Date” is August     , 2009.”

4	The Loan Agreement shall be amended by deleting the following definition appearing in Section 13.1 thereof:

“ “Revolving Line” is an Advance or Advances in an aggregate amount of up to Forty Million Dollars ($40,000,000.00) outstanding at any time.”

and inserting in lieu thereof the following:

“ “Revolving Line” is an Advance or Advances in an aggregate amount of up to Forty Million Dollars ($40,000,000.00) outstanding at any time; provided, however, that (i) during any period in which Borrower’s Quick Assets are less than $20,000,000, but greater than or equal to $19,000,000, the Revolving Line shall be an Advance or Advances in an aggregate amount of up to Thirty Seven Million Five Hundred Thousand Dollars ($37,500,000.00) outstanding at any time, (ii) during any period in which Borrower’s Quick Assets are less than $19,000,000, but greater than or equal to $18,000,000, the Revolving Line shall be an Advance or Advances in an aggregate amount of up to Thirty Five Million Dollars ($35,000,000.00) outstanding at any time, (iii) during any period in which Borrower’s Quick Assets are less than $18,000,000, but greater than or equal to $17,000,000, the Revolving Line shall be an Advance or Advances in an aggregate amount of up to Thirty Two Million Five Hundred Thousand Dollars ($32,500,000.00) outstanding at any time, (iv) during any period in which Borrower’s Quick Assets are less than $17,000,000, but greater than or equal to $16,000,000, the Revolving Line shall be an Advance or Advances in an aggregate amount of up to Thirty Million Dollars ($30,000,000.00) outstanding at any time, (v) during any period in which Borrower’s Quick Assets are less than $16,000,000, but greater than or equal to $15,000,000, the Revolving Line shall be an Advance or Advances in an aggregate amount of up to Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000.00) outstanding at any time, (vi) during any period in which Borrower’s Quick Assets are less than $15,000,000, but greater than or equal to $14,000,000, the Revolving Line shall be an Advance or Advances in an aggregate amount of up to Twenty Five Million Dollars ($25,000,000.00) outstanding at any time, (vii) during any period in which Borrower’s Quick Assets are less than $14,000,000, but greater than or equal to $13,000,000, the Revolving Line shall be an Advance or Advances in an aggregate amount of up to Twenty Two Million Five Hundred Thousand Dollars ($22,500,000.00) outstanding at any time, (viii) during any period in which Borrower’s Quick Assets are less than $13,000,000, but greater than or equal to $12,000,000, the Revolving Line shall be an Advance or Advances in an aggregate amount of up to Twenty Million Dollars ($20,000,000.00) outstanding at any time, (ix) during any period in which Borrower’s Quick Assets are less than $12,000,000, but greater than or equal to $11,000,000, the Revolving Line shall be an Advance or Advances in an aggregate amount of up to Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00) outstanding at any time, (x) during any period in which Borrower’s Quick Assets are less than $11,000,000, but greater than or equal to $10,000,000, the Revolving Line shall be an Advance or Advances in an aggregate amount of up to Fifteen Million Dollars ($15,000,000.00) outstanding at any time, (xi) during any period in which Borrower’s Quick Assets are less than $10,000,000, but greater than or equal to $9,000,000, the Revolving Line shall be an Advance or Advances in an aggregate amount of up to Twelve Million Five Hundred Thousand Dollars ($12,500,000.00) outstanding at any time, (xii) during any period in which Borrower’s Quick Assets are less than $9,000,000, but greater than or equal to $8,000,000, the Revolving Line shall be an Advance or Advances in an aggregate amount of up to Ten Million Dollars ($10,000,000.00) outstanding at any time, (xiii) during any period in which Borrower’s Quick Assets are less than $8,000,000, but greater than $7,000,000, the Revolving Line shall be an Advance or Advances in an aggregate amount of up to Seven Million Five Hundred Thousand Dollars ($7,500,000.00) outstanding at any time, and (xiv) during any period in which Borrower’s Quick Assets are equal to or less than $7,000,000, the Revolving Line shall zero ($0.00). Reductions to the Revolving Line based upon a reduction in Borrower’s Quick Assets in accordance with the foregoing will be effective as of the date of such reduction in Borrower’s Quick Assets; increases to the Revolving Line based upon an increase in Borrower’s Quick Assets in accordance with the foregoing will be effective as of the beginning of the week following the week in which such increase in Borrower’s Quick Assets occurs, provided such increase remains in effect.”

4. FEES AND EXPENSES. Borrower shall pay to Bank a modification fee equal to Twenty Five Thousand Dollars ($25,000.00), which fee shall be fully earned and due and payable on the Fourth Loan Modification Effective Date. Borrower shall reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. CONDITIONS PRECEDENT. The effectiveness of this Loan Modification Agreement is subject to the conditions precedent that (i) on or prior to the Fourth Loan Modification Effective Date, Borrower shall have repaid in full the Term Loan Advance, together with all accrued and unpaid interest thereon, and (ii) no Event of Default shall have occurred and be continuing on the Fourth Loan Modification Effective Date, before and after giving effect to this Loan Modification Agreement.

6. PERFECTION CERTIFICATE. Borrower has previously delivered to Bank a completed certificate (entitled the “Perfection Certificate”) on or prior to the date of this Loan Modification Agreement. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is true, accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the date of this Loan Modification Agreement to the extent permitted by one or more specific provisions in the Loan Agreement).

7. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including, without limitation, a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.

8. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

10. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

11. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

12. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective (subject to satisfaction of the conditions precedent set forth in Section 5 hereof) only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

LTX-CREDENCE CORPORATION		SILICON VALLEY BANK

By:	/s/ Mark Gallenberger	By:	/s/ Larisa B. Chilton
Name:	Mark Gallenberger	Name:	Larisa B. Chilton
Title:	VP & CFO	Title:	Vice President